Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	April 22, 2005

Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333

Contact:	Mark S. Allio
Vice Chairman, President and CEO

Phone:	330.576.1334	Fax:	330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER PERFORMANCE

Fairlawn, Ohio – April 22, 2005 – Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the first quarter of 2005 of ($289,000), or ($.13) per diluted share, compared to a net loss for the first quarter of 2004 of ($268,000), or ($.13) per diluted share. The loss for the quarter ended March 31, 2005 was due to an increase in the provision for loan losses due to growth in the loan portfolio. The loss was also the result of increased operating expenses associated with expansion.

Total assets declined $18.5 million and totaled $152.5 million at March 31, 2005 compared to $171.0 million at December 31, 2004. The decline was caused by using cash of $25.3 million to repay overnight Federal Home Loan Bank borrowings. Federal Home Loan Bank borrowings, as a result of repayment declined during the first quarter and totaled $15.9 million at March 31, 2005 compared to $41.2 million at December 31, 2004.

Loans increased $8.4 million, or 7.8% during the first quarter of 2005 and totaled $116.5 million at March 31, 2005 compared to $108.1 million at December 31, 2004. Commercial, commercial real estate and multi-family mortgage loan balances increased $7.7 million, or 14.6% during the quarter and totaled $60.4 million at March 31, 2005 compared to $52.7 million at December 31, 2004 as the Company continued its focus on business lending. Consumer loan balances increased $1.7 million, or 12.1% during the quarter and totaled $15.7 million at March 31, 2005 compared to $14.0 million at December 31, 2004 primarily due to growth in home equity lines of credit.

Deposits increased $9.0 million, or 8.9% during the first quarter of 2005 and totaled $110.6 million at March 31, 2005 compared to $101.6 million at December 31, 2004. The increase was due to growth of $7.0 million in certificate of deposit accounts and $2.0 million in demand deposit accounts, primarily commercial checking accounts.

Total shareholders’ equity declined 2.3% during the quarter and totaled $19.0 million at March 31, 2005 compared to $19.5 million at December 31, 2004 primarily due to the net loss and dividends during the quarter. The company’s capital position remains strong and increased to 12.5% at March 31, 2005 compared to 11.4% at December 31, 2004.
Net interest income increased 34.2% and totaled $1.2 million for the quarter ended March 31, 2005, compared to $871,000 for the prior year quarter. The improvement in net interest income was due to growth in assets in accordance with the company’s growth plan.

The provision for loan losses totaled $218,000 for the quarter ended March 31, 2005 compared to $36,000 for the prior year quarter. The provision was caused by growth in the loan portfolio, an increase in nonperforming mortgage loans and the need to maintain adequate reserves for losses as the portfolio grows. The provision also included additional reserves for losses on mortgage loans of $74,000 during the quarter ended March 31, 2005. The ratio of the allowance for loan losses to total loans increased to .94% at March 31, 2005 compared to .67% at March 31, 2004.

Noninterest income increased $207,000 and totaled $299,000 for the quarter ended March 31, 2005 compared to $92,000 in the prior year quarter. Mortgage loan originations increased and gains on sales totaled $194,000 during the quarter due to production from Reserve Mortgages Services (Reserve), the company’s mortgage services division which was acquired in October 2004.

Noninterest expense increased $347,000 or 25.6% and totaled $1.7 million for the quarter ended March 31, 2005 compared to $1.4 million in the prior year period. Operating costs related to Reserve totaled $241,000, including $31,000 amortization of intangible assets during the current year quarter. The current year quarter also included $37,500 costs related to the reverse stock split transaction which was abandoned by the Board in March 2005. The company moved to its new headquarters and CFBank location in Fairlawn in April 2004, and occupancy expenses reflect approximately $42,000 more in the current year quarter as compared to the quarter ended March 31, 2004, which was prior to the move.

About Central Federal Corporation and CFBank

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank’s conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services, Inc., an Ohio corporation, became a wholly owned subsidiary of CFBank in October 2004.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

Selected Financial Condition Data	At March 31,	At December 31,
($ in thousands)	2005	2004	% change
	(unaudited)
Total assets	$152,511	$171,005	-11%
Cash and cash equivalents	3,346	32,675	-90%
Securities available for sale	15,732	13,508	16%
Loans, net	116,546	108,149	8%
Allowance for loan losses	1,110	978	n/m
Nonperforming loans	541	286	n/m
Foreclosed assets, net	112	132	-15%
Goodwill	1,749	1,749	n/m
Other intangible assets	268	299	-10%
Deposits	110,633	101,624	9%
Federal Home Loan Bank advances	15,895	41,170	-61%
Subordinated debentures	5,155	5,155	0%
Total shareholders’ equity	19,049	19,507	-2%

Summary of Earnings	Three months ended
($ in thousands, except per share data)	March 31,
(unaudited)	2005	2004	% change

Total interest income	$1,938	$1,271	52%
Total interest expense	769	400	92%

Net interest income	1,169	871	34%
Provision for loan losses	218	36	n/m

Net interest income after provision for loan losses	951	835	14%
Noninterest income
Net gains on sales of loans	211	17	n/m
Other	88	75	17%

Noninterest income	299	92	225%
Noninterest expense	1,702	1,355	26%

Loss before income taxes	(452)	(428)	6%
Income tax benefit	(163)	(160)	2%

Net loss	$(289)	$(268)	8%

Basic loss per share	$(0.13)	$(0.13)	0%
Diluted loss per share	$(0.13)	$(0.13)	0%

Selected Financial Ratios and Other Data	At or for the three months ended
	March 31,
	2005	2004

Performance Ratios:
Return on average assets	(0.72%)	(0.98%)
Return on average equity	(5.91%)	(5.42%)
Average yield on interest-earnings assets	5.39%	5.24%
Average rate paid on interest-bearing liabilities	2.33%	1.85%
Average interest rate spread	3.06%	3.39%
Net interest margin, fully taxable equivalent	3.25%	3.60%
Interest-earning assets to interest-bearing liabilities	109.01%	113.53%
Efficiency ratio	115.94%	140.71%
Non-interest expense to average assets	4.26%	4.95%
Dividend payout ratio	n/m	n/m
Capital Ratios:
Equity to total assets at end of period	12.49%	17.18%
Average equity to average assets	12.25%	18.08%
Asset Quality Ratios:
Nonperforming loans to total loans	0.46%	0.93%
Nonperforming assets to total assets	0.43%	0.83%
Allowance for loan losses to total loans	0.94%	0.67%
Allowance for loan losses to nonperforming loans	205.19%	71.38%
Net charge-offs to average loans	0.31%	0.08%
Per Share Data:
Dividends declared	$0.09	$0.09
Tangible book value per share at end of period	7.65	9.68

n/m — not meaningful